Contact:	Larry Sellers or Robert Steen
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UNITED SECURITY BANCSHARES, INC. REPORTS
GROWTH IN SECOND QUARTER INCOME

THOMASVILLE, Ala. (August 8, 2008) -- United Security Bancshares, Inc. (NASDAQ Capital Market: USBI) today reported that net income grew to $1.5 million, or $0.25 per diluted share, for the second quarter ended June 30, 2008, compared with a net loss of $2.7 million, or $(0.44) per diluted share, for the same period of 2007.

“Second quarter net income increased this year due to a lower provision for loan losses and higher non-interest income compared with the second quarter of 2007,” stated R. Terry Phillips, President and Chief Executive Officer of United Security Bancshares, Inc. “Last year in the second quarter, our net income was affected by a $5.5 million after tax loss associated with loan irregularities at our subsidiary, Acceptance Loan Company (ALC). Since that time, we have made solid progress in cleaning up ALC’s loan portfolio.”

“United Security Bancshares and First United Security Bank remain well-capitalized,” continued Mr. Phillips. “At the close of the second quarter, our total risk-based capital was 17.9% for the bank, compared with regulatory requirements of 10.0% for a well-capitalized bank and minimum regulatory requirements of 8.0%. Our strong capital base allowed us to increase our cash dividend in the second quarter and repurchase 43,070 shares of United Security Bancshares during the first six months of this year.”

Second Quarter Results
Interest income totaled $13.0 million in the second quarter of 2008, compared with $15.2 million in the second quarter of 2007. The decrease in interest income was primarily due to a decline in the average yield and volume of loans outstanding.

“Our net loans were $398.7 million at the end of the second quarter of 2008, down from $427.6 million at year end 2007,” noted Mr. Phillips. “Loan demand is soft in some of our markets due to the slowdown in the economy, and we remain focused on maintaining our credit quality as we extend new credit. We are optimistic about increasing our level of loans as the economy improves.”

Interest expense declined 11.2% to $4.3 million in the second quarter of 2008, compared with $4.8 million in the second quarter of 2007. The decrease resulted from a decline in rates and volume of interest-bearing deposits, primarily certificates of deposit, compared with the second quarter of 2007.

Net interest income decreased 15.7% to $8.7 million in the second quarter of 2008, compared with $10.4 million in the second quarter of the prior year. Net interest margin declined to 5.83% in the second quarter of 2008, compared with 7.01% in the second quarter of 2007. Yields on loans have fallen faster than rates paid for deposits due to a number of interest rate cuts by the Federal Reserve over the past year.

Provision for loan losses was $2.2 million in the second quarter of 2008, or 2.1% of annualized average loans, compared with $9.9 million, or 8.6% of annualized average loans, in the second quarter of 2007. ALC accounted for approximately 65% of the provision in the 2008 period, compared with almost 99% of the provision in 2007. $7.7 million of the provision for loan losses in 2007 was related to losses identified in the investigation of loan irregularities at ALC.

“Our total non-performing assets increased 5.3% to $34.0 million in the second quarter, compared with $32.3 million sequentially in the first quarter of this year,” stated Mr. Phillips. “As a result, we increased our provision for loan losses from the first quarter to reflect the continued slowdown in the economy and higher charge-offs experienced in recent quarters. We remain very aggressive in identifying problem loans in the portfolio to minimize future losses. At the end of the second quarter, our allowance for loan losses was $7.8 million, or 1.9% of loans.”

Total non-interest income increased $330,000, or 24.4%, for the second quarter of 2008, to $1.7 million, compared with $1.4 million in the second quarter of the prior year. Growth in non-interest income benefited from higher fees for deposit accounts, growth in credit life insurance income, other income and gain on sale of other real estate owned.

Non-interest expense increased 2.2% to $6.1 million in the second quarter of 2008, compared with $6.0 million in the second quarter of 2007. Salary and benefit costs were down 9.4% to $3.1 million and were offset by higher advertising, legal and professional fees compared with the second quarter of 2007.

Six Months Results
For the first six months of 2008, net income was up substantially from last year to $3.4 million, or $0.56 per diluted share, compared with $310,000, or $0.05 per diluted share, for the first six months of 2007.

For the 2008 six-month period, net interest income was $17.5 million, compared with $20.9 million for the same period last year. The decrease in net interest income was due primarily to a decline in interest earned on loans. The decrease in loan income was due to both lower volume and lower yields.

Provision for loan losses was $3.5 million in the first six months of 2008, compared with $10.9 million in the first six months of 2007. In 2007, $7.7 million of the provision was related to the loan irregularities at ALC.

Non-interest income rose 17% to $3.0 million in the first six months of 2008, compared with $2.6 million in the first six months of 2007. The $440,000 increase in non-interest income benefited from higher service charges and fees on deposit accounts, income on bank-owned life insurance, letters of credit and commitment fees, all other fees and charges and gain from the sale of other real estate owned.

Shareholders’ equity totaled $77.7 million, or book value of $12.87 per share, at the end of the second quarter of 2008. Return on average assets for the second quarter of 2008 was 1.02%, and return on average equity was 8.49%. Regular dividends were increased from $0.26 per share in the second quarter of 2007 to $0.27 per share during the second quarter of 2008.

About United Security Bancshares, Inc.
United Security Bancshares, Inc. is bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers, and R2Metrics, Inc., a provider of investment and asset and liability management software, analytics and consulting services. The Company’s stock is traded on NASDAQ Capital Market under the symbol “USBI.”

Forward Looking Statements
This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release which are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$10,832	$13,372	$22,325	$26,704
Interest on Investment Securities	2,208	1,837	4,242	3,639
Total Interest Income	13,040	15,209	26,567	30,343

INTEREST EXPENSE:
Interest on Deposits	3,366	3,857	7,127	7,392
Interest on Borrowings	937	991	1,926	2,086
Total Interest Expense	4,303	4,848	9,053	9,478

NET INTEREST INCOME	8,737	10,361	17,514	20,865

PROVISION FOR LOAN LOSSES	2,180	9,863	3,540	10,904

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,557	498	13,974	9,961

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	815	808	1,606	1,565
Credit Life Insurance Income	171	156	259	254
Other Income	696	388	1,168	774
Total Non-Interest Income	1,682	1,352	3,033	2,593

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,145	3,471	6,365	7,004
Occupancy Expense	452	424	900	839
Furniture and Equipment Expense	374	343	703	664
Other Expense	2,152	1,751	4,151	3,650
Total Non-Interest Expense	6,123	5,989	12,119	12,157

INCOME (LOSS) BEFORE INCOME TAXES	2,116	(4,139)	4,888	397

PROVISION FOR (BENEFIT FROM) INCOME TAXES	635	(1,408)	1,504	87

NET INCOME (LOSS)	$1,481	$(2,731)	$3,384	$310

BASIC AND DILUTED NET INCOME
(LOSS) PER SHARE	$0.25	$(0.44)	$0.56	$0.05

DIVIDENDS PER SHARE	$0.27	$0.26	$0.54	$0.67

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and Due from Banks	$14,150	$13,247
Interest Bearing Deposits in Banks	13,065	7,427
Investment Securities Available-for-Sale	172,427	144,531
Federal Home Loan Bank Stock	5,236	5,096
Loans, net of allowance for loan losses of $7,846 and $8,535, respectively	398,704	427,588
Premises and Equipment, net	17,990	18,132
Cash Surrender Value of Bank-Owned Life Insurance	11,154	10,946
Accrued Interest Receivable	5,292	6,141
Goodwill	4,098	4,098
Investment in Limited Partnerships	1,956	2,037
Other Assets	25,325	20,653
Total Assets	$669,397	$659,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$487,541	$478,554
Accrued Interest Expense	3,231	3,936
Short-Term Borrowings	2,535	11,212
Long-Term Debt	90,000	77,518
Other Liabilities	8,368	9,108
Total Liabilities	$591,675	$580,328
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized; 7,317,560 shares issued	73	73
Surplus	9,233	9,233
Accumulated Other Comprehensive Income (Loss)	(257)	875
Retained Earnings	89,458	89,348
Less Treasury Stock: 1,279,153 and 1,232,368 shares at cost, respectively	(20,785)	(19,961)

Total Shareholders’ Equity	$77,722	$79,568

Total Liabilities and Shareholders’ Equity	$669,397	$659,896